EXHIBIT 10.2

DEAN FOODS COMPANY
DEFERRED STOCK UNIT (“DSU”) AWARD AGREEMENT

     This AGREEMENT (this “Agreement”), effective as of the date indicated on the attached Notice of Grant, is made and entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and the individual named on the attached Notice of Grant (“you”).

WITNESSETH:

     WHEREAS, the Board of Directors of the Company has adopted and approved the Dean Foods Company Second Amended and Restated 1989 Stock Awards Plan (the “Plan”), which Plan was approved as required by the Company’s stockholders and provides for the grant of Options, Restricted Stock and other stock-based Awards to certain selected Employees and Non-Employee Directors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan; and

     WHEREAS, the Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Exchange Act; and

     WHEREAS, the Committee has selected you to participate in the Plan and has awarded the deferred stock units (“DSUs”) described in this Agreement to you.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:

     1. Grant of Award. The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the number of DSUs shown on the attached Notice of Grant, effective as of the date indicated on the attached Notice of Grant (the “Date of Grant”). Each DSU represents the right to receive one share of the Company’s Common Stock, subject to the terms and conditions set forth in the Plan and in this Agreement. The shares of Common Stock that are issuable upon vesting of the DSUs granted to you pursuant to this Agreement are referred to in this Agreement as “the Shares.” Subject to the provisions of Sections 2(c), 3(c) and 7 hereof, this Award of DSUs is irrevocable and is intended to conform in all respects with the Plan.

     2. Vesting.

          (a) Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, your DSUs will vest ratably in five equal annual increments commencing on the first anniversary of the Date of Grant.

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          (b) Accelerated Vesting.

               (1) Notwithstanding the vesting schedule in Section 2(a) above, 100% of the unvested DSUs subject to this Award will become fully vested, on the date specified below, if the Volume Weighted Average Price (as defined below) of the Company’s Common Stock equals or exceeds $47.41 per share for any 60 consecutive trading days (the “Stock Performance Target”). For purposes of this Agreement, “Volume Weighted Average Price” means, for any given 60 consecutive trading days:

(i)	the aggregate sales price of all trades of Common Stock during such 60 day period,

divided by

(ii)	the total number of shares of Common Stock traded during such 60 day period.

If the Stock Performance Target is achieved, 100% of your unvested DSUs subject to this Award will become automatically vested on the later of (i) July 13, 2006, or (ii) the trading day on which the Stock Performance Target is achieved. The failure of the Common Stock to achieve the Stock Performance Target will not prevent your DSUs from vesting in accordance with Section 2(a) or 2(b)(2) of this Agreement.

               (2) In addition to the vesting provisions contained in Sections 2(a) and 2(b)(1) above, your DSUs will automatically and immediately vest in full upon a Change in Control.

          (c) Forfeiture of Unvested DSUs. Notwithstanding the provisions of Sections 2(a) and 2(b) above or any provisions of the Plan to the contrary, if your employment with the Company or any Subsidiary terminates for any reason (including, without limitation, by reason of your death, permanent or total disability, Qualifying Retirement or other retirement) before all or any portion of the DSUs subject to this Award have vested, the unvested DSUs will be immediately forfeited and neither you nor your estate will have any further rights to such unvested DSUs or the Shares represented by those forfeited DSUs.

     3. Distributions of Shares.

          (a) Distribution Upon Vesting. Unless you have made a proper deferral election pursuant to Section 3(b) below, the Company will distribute to you (or to your estate in the event that your death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date, the Shares of Common Stock represented by the DSUs that vested on such vesting date.

          (b) Deferral of Distributions. Notwithstanding the distribution dates specified in Section 3(a) above, you may elect, on or before April 30, 2004, to defer receipt of all or a portion of your Shares until a later date. Specifically, you may elect to defer receipt of all or a

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portion of your Shares until one of the following dates (such election being referred to in this Agreement as your “Deferral Election”):

(i)	the 5th anniversary of the Date of Grant (January 13, 2009),

(ii)	the 10th anniversary of the Date of Grant (January 13, 2014),

(iii)	the termination of your employment with the Company and its Subsidiaries,

(iv)	the earlier of the 5th anniversary of the Date of Grant or the termination of your employment with the Company and its Subsidiaries, or

(v)	the earlier of the 10th anniversary of the Date of Grant or the termination of your employment with the Company and its Subsidiaries.

If you elect to defer receipt of all or a portion of your Shares until one of the above dates, you must also specify how you wish your Shares to be distributed in the event of a Change in Control. Specifically, you must indicate whether, in the event of a Change in Control, you wish to override your previous Deferral Election and receive your Shares upon the Change in Control, or continue to receive your Shares in accordance with your initial Deferral Election.

     YOU MUST SUBMIT THE ATTACHED ELECTION FORM INDICATING WHETHER YOU WISH TO DEFER. YOUR ELECTION TO DEFER RECEIPT OF ALL OR A PORTION OF YOUR SHARES CAN ONLY BE MADE BY TIMELY SUBMITTING THE ATTACHED ELECTION FORM. EVEN IF YOU DO NOT WISH TO DEFER RECEIPT OF YOUR SHARES, YOU STILL MUST SUBMIT AN ELECTION FORM. ALL ELECTION FORMS MUST BE RECEIVED BY THE COMPANY ON OR BEFORE APRIL 30, 2004.

     If you elect to defer receipt of less than 100% (the “Deferred Distribution Percentage”) of your Shares, you will receive as soon as practicable after each vesting date the remaining percentage of the Shares represented by the DSUs that vested on such date. If such number would result in the right to receive a fractional share, the number of shares to be issued shall be decreased to the next lower number of whole shares.

     For purposes of this Agreement, (i) the deferred distribution date that you elect is referred to as the “Deferred Distribution Date,” and (ii) the period between the date that any DSU vests and the Deferred Distribution Date for the Shares represented by that DSU is referred to as a “Deferral Period”.

          (c) Forfeiture of Shares. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are discharged from the employment of the Company or any of its Subsidiaries for Cause (as defined below), your rights in your DSUs (whether vested or unvested) and your right to receive any undistributed Shares (whether the distribution has been deferred or not) will be immediately and permanently forfeited. For purposes of this Agreement, your discharge will be deemed to be “for Cause” only if you have (i) misappropriated funds or

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property of the Company or any Subsidiary to your personal use, or (ii) willfully and without authorization disclosed Confidential Information (as defined below) that resulted in or could reasonably result in material harm to the Company or any Subsidiary, or (iii) been convicted of a felony, or (iv) violated the Company’s Code of Ethics. The determination of whether you have been discharged for Cause will be determined by the Board or the Committee. For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information or personnel data and other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary.

          (d) Compliance With Law. The Company shall not be obligated to issue your Shares upon the vesting of any DSU or on any Deferred Distribution Date (or otherwise) unless the issuance and delivery of such Shares complies with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Company’s Common Stock may then be listed. As a condition to the distribution of your Shares, the Company may require you to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Company shall not be liable for refusing to issue your Shares if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to lawfully distribute your Shares. In addition, the Company shall have no obligation to you, express or implied, to list, register or otherwise qualify any of your Shares of Common Stock.

4. Other Rights.

          (a) Dividends. If at any time during a Deferral Period (as defined in Section 3 above), the Company pays a dividend on its Common Stock, then on each such dividend payment date (each, a “Dividend Payment Date”), you will automatically receive an additional number of DSUs equal to the Total Dividend Value divided by the Fair Market Value of the Company’s Common Stock on the Dividend Payment Date. The additional DSUs paid on each Dividend Payment Date pursuant to the immediately preceding sentence are referred to in this Agreement as “Dividend DSUs.” For each dividend paid during a Deferral Period, the “Total Dividend Value” will be an amount equal to (i) the per share value of such dividend, multiplied by (ii) the number of Shares that you have deferred (pursuant to a valid Deferral Election) and not yet received (such Shares being referred to in this Agreement as the “Deferred Shares”).

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Shares represented by Dividend DSUs will vest and be distributed on the same date as the underlying Deferred Shares.

          (b) Other Shareholder Rights. Except as set forth in Section 4(a) above and in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been delivered to you.

     5. Tax Withholding. Any provision of this Agreement to the contrary notwithstanding, the Company may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with vesting of any DSU or issuance of any of the Shares subject thereto.

     6. Transfer of DSUs. The DSUs granted herein are not transferable except in accordance with the provisions of the Plan.

     7. Covenant Not to Compete or Solicit. In consideration of this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter, you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

          (a) Become associated with (as defined below) any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in any geographical area in which the Company or any of its Subsidiaries operates;

          (b) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or

          (c) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of 60 days thereafter.

     For purposes of this Agreement, the following terms shall have the meanings indicated:

     “associated with” means to become involved or act as an owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent.

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     “Customer” means all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary.

     “Relevant Product(s)” means (i) milk and milk-based beverages, (ii) creams and creamers, (iii) ice cream and ice cream novelties, (iv) ice cream mix, and (v) cultured dairy products.

     Notwithstanding the foregoing, (1) the restrictions of this Section 7 shall terminate immediately if your employment with the Company or any Subsidiary is involuntarily terminated by the Company or such Subsidiary without Cause (as defined in Section 3(c) hereof), and (2) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 7 shall survive the vesting or forfeiture of your DSUs and/or the distribution or forfeiture of the underlying Shares. The provisions of this Section 7 are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested DSUs and your undistributed Shares, and the Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.

     You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.

     If the restrictions of this Section 7 are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, confidential information, and other business interests of the Company and its Subsidiaries with effective protection.

     8. Plan Incorporated. You accept the DSUs hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.

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     9. Miscellaneous.

          (a) No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

          (b) Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

          (c) Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

          (d) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

          (e) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

          (f) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

          (g) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

          (h) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

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          (i) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

          (j) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

END OF AGREEMENT

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ELECTION FORM

ALL DSU RECIPIENTS MUST DELIVER THIS FORM TO LISA TYSON ON OR BEFORE APRIL 30, 2004.

Option One:
I do not wish to defer receipt of my Shares. I prefer to receive my Shares as they vest.

Option Two:
I wish to defer receipt of _____% of my Shares until [select one]:

(i)	The 5th anniversary of the Date of Grant (January 13, 2009);

(ii)	The 10th anniversary of the Date of Grant (January 13, 2014);

(iii)	The termination of my employment with the Company and its Subsidiaries;

(iv)	The earlier of the 5th anniversary of the Date of Grant (January 13, 2009) or the termination of my employment with the Company and its Subsidiaries; or

(v)	The earlier of the 10th anniversary of the Date of Grant (January 13, 2014) or the termination of my employment with the Company and its Subsidiaries.

     Notwithstanding my deferral election above, if a Change in Control occurs prior to the date indicated above, I want my deferral date to [select one]:

(i)	remain the same; or

(ii)	be accelerated to the effective date of such Change in Control.

(Please note that if you chose Option One above — which is not to defer receipt of your Shares but to receive them as they vest — you will automatically receive your Shares upon a Change in Control.)

SIGNATURE:

PRINTED NAME:

DATED:

*Defined terms used in this Election Form shall have the meanings set forth in the corresponding DSU Award Agreement.

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